CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby  consent to the  incorporation  by  reference  in this  Post-Effective
Amendment No.11 to the registration statement on Form N-1A ("Registration Statement") of our reports dated February 16, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of J.P. Morgan Bond Portfolio, J.P. Morgan U.S.
Disciplined Equity Portfolio, J.P. Morgan Small Company Portfolio and J.P. Morgan International Opportunities Portfolio (constituting J.P. Morgan Series Trust II) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
March 31, 2000